EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:	Jay Meilstrup
GameTech International, Inc.
775.850.6000
Gametech International, Inc. Announces Agreement to Acquire
Summit Amusement & Distributing, Ltd.
     Reno, Nevada (August 30, 2006). GameTech International, Inc. (Nasdaq: GMTC), a leading developer and manufacturer of electronic bingo equipment and bingo systems, announced today that it has entered into a definitive agreement with privately-held Summit Amusement & Distributing, Ltd. to acquire substantially all of the assets of Summit. The consideration for the assets consists of $37 million in cash payable at closing, and a contingent payment of up to $2 million if the acquired business achieves certain profitability goals for 2006.
     Headquartered in Billings, Montana, Summit is a leading developer and manufacturer of entertainment driven gaming devices, including primarily video lottery terminal equipment and related software. Summit’s primary markets currently include Montana, Louisiana, South Dakota, West Virginia and Native American casinos located in various areas in the United States. Summit has approximately 50 employees.
     Jay Meilstrup, GameTech’s President and Chief Executive Officer, commented, “We at GameTech are very pleased to announce this acquisition. We believe that Summit’s business is highly complementary to GameTech’s existing business, and that the acquisition will provide GameTech with the opportunity to significantly expand its product offerings and market presence. We are also very optimistic about the opportunities we believe exist to grow Summit’s business.”
     Summit reported sales in 2005 of approximately $25 million and pre-tax income in 2005 of approximately $4 million.
     The transaction is subject to a number of customary closing conditions. In addition, GameTech must obtain licenses to operate the acquired business and complete its contemplated financing for the acquisition, and under certain circumstances must pay Summit a $1 million termination fee if it is unable to obtain the required permits and financing. GameTech anticipates financing the acquisition with a $10 million revolving line of credit and a $30 million term loan. The transaction is expected to close in the first fiscal quarter of 2007.
     GameTech International, Inc. is a leading developer and marketer of a comprehensive line of electronic bingo equipment, including hand-held bingo terminals, fixed-base terminals, and turnkey accounting and management software systems. GameTech supports its bingo operator customers with products that typically increase play, revenue and profits, and with software customized to enhance management and operations, all backed by unparalleled customer service and support.

     Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and GameTech intends that these statements be subject to the safe harbor provided by those laws. Forward-looking statements include the potential effects of the definitive agreement with, and the acquisition of, Summit, our potential expansion of our domestic and international business and markets, new product and product feature developments, the success of our strategic opportunities and initiatives, and expectations relating to financial and operating results. We caution that these statements are subject to risks and uncertainties that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein, including whether we will be able to obtain consents, financing and licenses required to complete the acquisition of Summit, our ability to successfully integrate, operate and grow Summit’s business, our dependence on the bingo and electronic bingo industry and Summit’s dependence on the video lottery terminal business, and other factors disclosed in documents we have filed with the Securities and Exchange Commission, including our most recently filed Form 10-Ks, 10-Qs and 8-Ks.
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